JACK Company Document
    Insider Trading Policy
POLICY
It is our policy that covered persons may not trade in Jack in the Box Inc. stock (directly or through others) when in possession of material non-public information relating to the Company. Covered persons may not communicate or “tip” material non-public information to others or recommend the purchase or sale of securities when aware of such information.
It is also our policy that members of the Board of Directors and certain employees may trade in
Company securities only during certain times throughout the year called “Windows”.
Those designated as “Insiders” are subject to additional restrictions described in the Appendix of ‘Employee Insider Trading Help Doc’.
Violation of this policy or federal or state securities laws may subject you to disciplinary action, including termination of employment.
Who Is Covered By This Policy?
•Employees of the Company and its subsidiaries.
•Members of the Board of Directors and Officers of the Company.
•Former Employees/Board Members who are aware of material non-public information relating to the Company.
•Trusts, partnerships and any other entities in which Employees/ Board Members have share voting or investment control.
•Family members and others who reside with Employees/ Board Members.
•Family members who do not reside with Employees/ Board Members, but whose securities transactions are directed or influenced by the Employees/ Board Members.
•Consultants and suppliers who have access to material non-public information relating to the Company.
Window Periods (Applicable to Corporate and Support Employees)
•Members of the Board of Directors and all Corporate and Restaurant Support employees may trade in Company securities only during open “Windows”. District Managers, Restaurant Managers, Assistant Managers and all other restaurant employees are not subject to the windows.
•Windows begin and end as specified by the Company, but will generally begin on the first business day after the quarterly earnings release and conference call, and end at the close of trading on the business day approximately three weeks later.
Note: Refer to the ‘Employee Insider Trading Help Doc’ for definitions, guidance and the Section 16 Appendix
RESOURCES
For more information on this policy, contact your manager or the Legal Department. Employee Insider Trading Help Doc
Form A-1 – Insider Request for Pre-Clearance

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Document: 5010a Effective: 11/30/2016